Anaren (R)
                                        What'll we think of next?

                                      April 14, 2008

                                      FROM:    Anaren, Inc.
                                               6635 Kirkville Road
                                               East Syracuse, NY  13057

                                      CONTACT: Joseph E. Porcello, VP of Finance
                                               315-362-0514


                 ANAREN ANNOUNCES EXECUTION OF LETTER OF INTENT

      SYRACUSE, N.Y., April 14 /PRNewswire-FirstCall/ -- Anaren, Inc. (Nasdaq:
ANEN) today announced that it has signed a non-binding Letter of Intent to acquire M.S. Kennedy Corp. ("MSK"), a Syracuse based manufacturer of analog and mixed signal hybrids used in various military and aerospace applications. MSK had net sales of approximately $22.4 million in 2007. Pending the successful negotiation of a definitive purchase and sale agreement, the Company anticipates completing the transaction prior to the close of its fiscal year, June 30, 2008.

(Logo: http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO )

Forward-Looking Statements

      The statements contained in this news release which are not historical information are "forward-looking statements". These statements involve risks and uncertainties that could cause actual results to differ materially from those discussed. These risks and uncertainties include, but are not limited to: the ability of Anaren to negotiate and enter into a definitive agreement relating to the proposed transaction on terms acceptable to it, and the ability of the parties to the proposed transaction to satisfy all of the closing conditions to be set forth in the definitive agreement. You are encouraged to review Anaren's Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2007 and December 31, 2007 to learn more about the various risks and uncertainties facing Anaren's business. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Company Background

      Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.